Exhibit 3.1


                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            APPLIED BIOMETRICS, INC.


Pursuant to the provisions of Chapter 302A of the Minnesota Statutes, known as the Minnesota Business Corporation Act, and amendments thereto, the following Restated Articles of Incorporation are adopted and shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto.


                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be APPLIED BIOMETRICS, INC.


                         ARTICLE 2 - REGISTRATION OFFICE

         2.1) The location and post office address of the registered office of the corporation shall be 501 East Highway 13, Suite 108, Burnsville, MN 55337.


                               ARTICLE 3 - PURPOSE

         3.1) The corporation is organized for general business purposes.


                              ARTICLE 4 - DURATION

         4.1) The duration of the corporation shall be perpetual.


                            ARTICLE 5 - CAPITAL STOCK

         5.1) The aggregate number of shares that the Corporation has authority to issue shall be Twenty-Five Million (25,000,000) shares, which shall consist of Twenty Million (20,000,000) shares that shall be designated as common shares, $.01 par value and Five Million (5,000,000) of undesignated shares. The Board of Directors of the Corporation is authorized to establish from the undesignated shares by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series, and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock. The Board of Directors may designate such shares as shares of Preferred Stock or may designated such shares as additional common shares.

         5.2) Shareholders shall not have any preemptive rights to subscribe for or purchase any shares of the Capital Stock of the corporation. The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law, any or all of the authorized shares of the Capital Stock of the corporation not then issued.

         5.3) The Board of Directors may issue any or all shares of Capital Stock of the corporation authorized by these Articles and not already issued, including any shares previously issued and reacquired by the corporation, provided such shares have not been retired. Upon approval by the Board of Directors, shares may be issued for any consideration or for no consideration to effectuate share conversions, dividends or splits, including reverse splits.


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                                                                     Exhibit 3.1


The Board of Directors may determine the value of nonmonetary consideration received for shares.

         5.4) The Board of Directors may issue rights to purchase shares of Capital Stock of the corporation, and shall fix the terms, provisions and conditions of such rights to purchase, including the conversion basis and the price at which shares may be purchased or subscribed for. Shares to be issuable upon the exercise of all outstanding rights to purchase, including such rights to be issued, must be authorized by these Articles and not already issued.


                              ARTICLE 6 - DIRECTORS

         6.1) The Board of Directors shall have the power and authority to take any action required to permitted of it by law or by these Articles. The Board shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where law requires the affirmative vote of a larger proportion or number.

         6.2) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by a majority of directors. If the action must also be approved by the shareholders, then the action must be taken by written action of all the directors.

         6.3) A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Minnesota Statutes Section 302A.559 or 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date when these Articles of Incorporation become effective. If Chapter 302A, the Minnesota Business Corporation Act, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.


                               ARTICLE 7 - POWERS

         7.1) The corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by Minnesota Statutes, Chapter 302A.


                               ARTICLE 8 - BYLAWS

         8.1) The Board of Directors may adopt Bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the corporation not inconsistent with law or the Articles of Incorporation. The power to adopt, amend or repeal the Bylaws shall be vested in the Board.


                            ARTICLE 9 - SHAREHOLDERS

         9.1) Actions which require shareholder approval shall be taken by the affirmative vote of the holders of a majority of the voting power of the shares present, except when Minnesota Statutes, Chapter 302A, requires a larger proportion or number.


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                                                                     Exhibit 3.1


         9.2) The affirmative vote of the holders of a majority of the voting power of the shares present shall be sufficient to amend these Articles of Incorporation. All other shareholder actions shall require an affirmative vote of the holders of a majority of the voting power of the shares present.

         9.3) There shall be no cumulative voting by the holders of the Common Shares.


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